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                                                                     Exhibit 3.3

[SEAL]

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                              THE WHITE HOUSE, INC.

     THE WHITE HOUSE, INC., a Maryland corporation (the "Corporation"), having its principal office in Anne Arundel County, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation desires to amend its Articles of Incorporation (as previously amended and restated) in its entirety and to restate such Articles of Incorporation as amended (as amended and restated hereby, the "Charter").

     SECOND: The Charter of the Corporation is amended and restated in its entirety by striking out Articles I through IX and substituting in lieu thereof the following:

          ARTICLE I: The name of the Corporation is The White House, Inc. The post office address of the principal office of the Corporation in the State of Maryland is 7600 Energy Parkway, Baltimore, Maryland 21226-1733. The name of the registered agent of the Corporation at that address is Richard Sarmiento. Said registered agent is a citizen of the State of Maryland who actually resides therein.

          ARTICLE II: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law (the "MARYLAND CORPORATION LAW").

          ARTICLE III: PART A. AUTHORIZED SHARES

          The total number of shares of capital stock which the Corporation has authority to issue is 23,100,000 shares, consisting of:

          (1)15,000,000 shares of Class A Common Stock, $.01 par value per share ("Class A Common");

          (2)100,000 shares of Class B Common Stock, $.01 par value per share ("Class B Common"); and

          (3)8,000,000 shares of Class C Common Stock, $.01 par value per share ("Class C Common").


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          The Class A Common, Class B Common and Class C Common are referred to collectively as the "Common Stock." The shares of Common Stock shall have the rights, preferences and limitations set forth below. Capitalized terms used but not otherwise defined in Part A, Part B or Part C of this Article III are defined in Part D of this Article III.

          PART B. COMMON STOCK

          Except as otherwise provided in this Part B of Article III or as otherwise required by applicable law, all shares of Class A Common, Class B Common and Class C Common shall be identical in all respects and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions, as set forth herein.

          Section 1. VOTING RIGHTS. Except as otherwise provided in this Part B or as otherwise required by applicable law, (i) all holders of Class A Common and Class C Common shall be entitled to one vote per share on all matters to be voted on by the Corporation's stockholders, and the holders of Class A Common and Class C Common shall vote together as a single class, and (ii) the holders of Class B Common shall have no voting powers whatsoever, and no holder of Class B Common shall vote on or otherwise participate in any proceedings in which actions shall be taken by the Corporation or the stockholders thereof or be entitled to notification as to any meeting of the Board of Directors or the stockholders of the Corporation.

          Section 2. DISTRIBUTIONS. At the time of each Distribution, such Distribution shall be made to the holders of Class A Common, Class B Common and Class C Common in the following amounts and priority:

          (a) First, the holders of Class C Common, as a separate class, shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the aggregate amount of the Unpaid Yield on the shares of Class C Common held by each such holder as of the time of such Distribution) equal to the aggregate Unpaid Yield on the outstanding shares of Class C Common as of the time of such Distribution, and no Distribution or any portion thereof shall be made under Sections 2(b) or 2(c) below until the entire amount of the Unpaid Yield on the outstanding shares of Class C Common as of the time of such Distribution has been paid in full. The Distributions made pursuant to this
Section 2(a) to holders of Class C Common shall constitute a payment of Yield on Class C Common.

          (b) After the required amount of a Distribution has been made in full pursuant to Section 2(a) above, the holders of Class C Common, as a separate class, shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the number of shares of Class C Common held by each such holder as of the time of such Distribution) equal to the aggregate Unreturned Original Cost of the outstanding shares of Class C Common as of the time of such Distribution, and no Distribution or any portion thereof shall be made under Section 2(c) below until the entire amount of the Unreturned Original Cost of the outstanding shares of Class C Common as of the time of such Distribution has been paid in full. The Distributions made pursuant

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to this Section 2(b) to holders of Class C Common shall constitute a return of
Original Cost of Class C Common.

          (c) After the required amount of a Distribution has been made pursuant to Sections 2(a) and 2(b) above, holders of Class A Common, Class B Common and Class C Common, as a single class, shall be entitled to receive the remaining portion of such Distribution (ratably among such holders based upon the number of shares of Common Stock held by each such holder as of the time of such Distribution).

          Section 3. MANDATORY DISTRIBUTIONS. The Corporation shall promptly make a Distribution to the holders of Class C Common equal to the aggregate Unpaid Yield and the aggregate Unreturned Original Cost on the outstanding shares of the Class C Common on the earlier of (a) the consummation of a Sale of the Corporation (as defined below), (b) the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary ("Liquidation"), or (c) the consummation of the initial public offering by the Corporation of its common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended ("Initial Public Offering").

          A "SALE OF THE CORPORATION" means (a) any sale or issuance or series of related sales and/or issuances of shares of the Corporation's capital stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934) (other than the holders of Common Stock as of the date of the Purchase Agreement and their Affiliates) owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's board of directors, (b) any sale or transfer of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured by either book value in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable good faith judgment of the Corporation's board of directors) in any transaction or series of related transactions (other than sales in the ordinary course of business), or (c) any merger or consolidation to which the Corporation is a party except for a merger in which the Corporation is the surviving corporation, the terms of the Class C Common are not changed and the Class C Common is not exchanged for cash, securities or other property and, after giving effect to such merger, the holders of the Corporation's outstanding capital stock possessing a majority of the voting power (under ordinary circumstances) to elect a majority of the Corporation's board of directors immediately prior to the merger shall own after such merger the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's board of directors.

          Notwithstanding anything herein to the contrary, commencing on December 31, 2003 (the "Payout Date") and on the last day of each calendar quarter thereafter until (and including) September 30, 2006, the Corporation shall make a Distribution to the holders of Class C Common in 12 equal quarterly installments, of the remaining Unreturned Original Cost and Unpaid Yield

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accrued thereon; provided, that Yield shall continue to accrue on the remaining
Unreturned Original Cost until all remaining Unreturned Original Cost is paid in full.

          At least 30 days prior to the Sale of the Corporation, Liquidation. Initial Public Offering or the Payout Date, the Corporation shall give written notice to each holder of Class C Common of such event, and the Corporation shall make a Distribution of the aggregate Unpaid Yield and aggregate Unreturned Original Cost as set forth herein. The Corporation shall make prompt payment pursuant to this Section 3, by wire transfer of immediately available funds to the account previously designated by each holder of Class C Common or by such other means as may be agreed to by the Corporation and such holder of Class C Common.

          Section 4. DISTRIBUTION OF PARTIAL PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Unpaid Yield or Unreturned Original Cost with respect to any Class C Common, such payment shall be distributed ratably among the holders of Class C Common based upon the aggregate amount of the Unpaid Yield on the shares of Class C Common held by each such holder and the number of shares of Class C Common held by each such holder, respectively.

          Section 5. STOCK SPLITS AND STOCK DIVIDENDS. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by stock split, stock dividend or otherwise) the outstanding Common Stock of one class unless the outstanding Common Stock of all the other classes shall be proportionately subdivided or combined. All such subdivisions and combinations shall be payable only in Class A Common to the holders of Class A Common, in Class B Common to the holders of Class B Common and in Class C Common to the holders of Class C Common. In no event shall a stock split or stock dividend constitute a payment of Yield or a return of Original Cost.

          Section 6. NO PREEMPTIVE RIGHTS. Except as provided in the Stockholders Agreement, or as may otherwise be approved by the Board of Directors, no holder of any shares of Common Stock of the Corporation shall have any preemptive rights to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

          Section 7. NOTICES. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail or by reputable overnight courier service, postage and charges prepaid, and shall be deemed to have been given when so delivered or sent to the Corporation at its principal executive offices and to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

          Section 8. AMENDMENT AND WAIVER. So long as there exists any Unreturned Original Cost or Unpaid Yield with respect to the Class C Common, no amendment, modification or waiver

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shall be binding or effective with respect to any provision of this Article III without the prior written consent of the holders of a majority of the Class C Common outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which Yield on the Class C Common accrues or the times at which such Distributions become mandatorily payable or the amount payable on Distributions of the Class C Common, without the prior written consent of the holders of at least 66 2/3% of the Class C Common then outstanding, or (b) the percentage required to approve any change described in clause (a) above, without the prior written consent of the holders of at least 66 2/3% of the Class C Common then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the class or classes of the Class C Common then outstanding. If there is no Unreturned Original Cost or Unpaid Yield with respect to any Class C Common, no amendment or waiver of any provision of this
Article III shall be effective without the prior written consent of the holders of a majority of the then outstanding shares of Common Stock voting as a single class; provided that no amendment as to any terms or provisions of any of the Class C Common that adversely affects the powers, preferences, or special rights of such Class C Common shall be effective without the prior consent of the holders of a majority of the then outstanding shares of such Class C Common.

          PART C. EVENTS OF NONCOMPLIANCE

          Section 1. DEFINITION. An "Event of Noncompliance" shall be deemed to have occurred if:

          (a) the Corporation fails to make any Distribution payment with respect to the Class C Common which it is obligated to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject, and such failure remains unremedied for a period of 30 days or more;

          (b) the Corporation breaches or otherwise falls to perform or observe in any material respect the covenants set forth in Section 3A of the Purchase Agreement;

          (c) the Corporation breaches or otherwise fails to perform or observe in any material respect any other covenants or agreement set forth in the Purchase Agreement, herein, the Stockholders Agreement, the Warrants, or the Registration Agreement and the breach of or failure to perform or observe such covenants or agreements would reasonably be expected to have a material adverse effect (as determined in good faith by the Corporation's Board of Directors and the holders of a majority of the Class C Common then outstanding) on either (i) the financial condition, operating results, assets, customer or supplier relations, employee relations, operations or business prospects of the Corporation and its subsidiaries or (ii) the rights, privileges, priorities, or ownership percentage of the Class C Common;

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          (d)   subject to Section 8A [Survival of Representations and
Warranties] of the Purchase Agreement, any representation or warranty contained in the Purchase Agreement or required to be furnished to any holder of Class C Common pursuant to the Purchase Agreement, or any information contained in writing required to be furnished by the Corporation or any Subsidiary to any holder of Class C Common, is false or misleading in any material respect on the date made or furnished and the breach of such representation or warranty would reasonably be expected to have a material adverse effect (as determined in good faith by the Corporation's Board of Directors and the holders of a majority of the Class C Common then outstanding) on either (i) the financial condition, operating results, assets, customer or supplier relations, employee relations, operations or business prospects of the Corporation and its subsidiaries or (ii) the rights, privileges, priorities, or ownership percentage of the Class C Common (in either case a "Material Adverse Effect"); provided however, that for purposes of this Section 1(d), a "Material Adverse Effect" shall be deemed to have occurred in connection with the Matters (as defined in and as set forth in Section 8C of the Purchase Agreement), if the Corporation incurs $1,000,000 or more in direct out-of-pocket costs (including, without limitation, attorneys' fees and other fees, damages, fines, penalties and expenses);

          (e) the Corporation or any material Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any material Subsidiary bankrupt or insolvent: or any order for relief with respect to the Corporation or any material Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any material Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any material Subsidiary or of any substantial part of the assets of the Corporation or any material Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any material Subsidiary and either (i) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within 90 days; or

          (f) the Corporation or any material Subsidiary defaults in the performance of any obligation or agreement if the effect of such default is (i) to cause an amount exceeding $100,000 to become due prior to its stated maturity or (ii) to permit the holder or holders of any obligation to cause an amount exceeding $100,000 to become due prior to its stated maturity and such default remains unremedied for a period of 30 days or more.

          Section 2. CONSEQUENCES OF CERTAIN EVENTS OF NONCOMPLIANCE.

          (a) If any Event of Noncompliance has occurred, the Yield rate on the Class C Common shall increase immediately by an increment of one percentage point; provided however,

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that with respect to an Event of Noncompliance under Section l(b) above, the increased Yield shall not accrue on the Class C Common until (i) either (1) the Corporation provides written notice to a holder of Class C Common of such event or (2) a holder of Class C Common provides written notice to the Corporation of such event and (ii) the failure or breach remains unremedied for 45 days after notice thereof; provided further, that with respect to an Event of Noncompliance under Section 1(c) or 1(d) above, the increased Yield shall not accrue on the Class C Common until (i) either (1) the Corporation provides written notice to a holder of Class C Common of such event or (2) a holder of Class C Common provides written notice to the Corporation of such event and (ii) the failure or breach remains unremedied for 20 days after notice thereof.

          Thereafter, until such time as no such Event of Noncompliance exists, the Yield rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of one percentage point (but in no event shall the Yield rate exceed 12%). Any increase of the Yield rate resulting from the operation of this Section 2(a) shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this Section 2(a).

          (b) If any Event of Noncompliance has occurred, the holder or holders of a majority of the Class C Common then outstanding may demand (by written notice delivered to the Corporation) immediate Distribution of such holders' Unpaid Yield and such holders' Unreturned Original Cost; provided however, that with respect to an Event of Noncompliance under Section l(b) above, no holder or group of holders of Class C Common may make such demand until (i) either (1) the Corporation provides written notice to a holder of Class C Common of such event or (2) a holder of Class C Common provides written notice to the Corporation of such event and (ii) the failure of breach remains unremedied for 45 days after notice thereof; provided further, that with respect to an Event of Noncompliance under Section 1(c) or 1(d) above, no holder or group of holders of Class C Common may make such demand until (i) either (1) the Corporation provides written notice to a holder of Class C Common of such event or (2) a holder of Class C Common provides written notice to the Corporation of such event and (ii) the failure or breach remains unremedied for 20 days after notice thereof.

          The Corporation shall give prompt written notice of such demand to the other holders of Class C Common (but in any event within five days after receipt of the initial demand for Distribution under this Section 2(b)), and each such other holder may demand immediate Distribution of all or any portion of such holder's Unpaid Yield and Unreturned Original Cost with respect to the Class C Common by giving written notice thereof to the Corporation within seven days after receipt of the Corporation's notice. The Corporation shall make a Distribution of the Unpaid Yield and Unreturned Original Cost with respect to the Class C Common as to which rights under this Section 2(b) have been exercised within 15 days after receipt of each such holder's initial demand for Distribution.

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          (c)   If any Event of Noncompliance exists, each holder of Class C
Common shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

          PART D. DEFINITIONS

          "AFFILIATE" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

          "DISTRIBUTION" means each distribution made by the Corporation to holders of Common Stock, whether in cash, property, or securities of the Corporation and whether by dividend, liquidating distributions, redemption, repurchase or otherwise; provided that none of the following shall be a
Distribution: (a) any redemption or repurchase by the Corporation of any Common Stock for any reason, (b) any recapitalization or exchange of any shares of Common Stock or (c) any subdivision (by stock split, stock dividend or otherwise) or any combination (by stock split, stock dividend or otherwise) of any outstanding shares of Common Stock.

          "ORIGINAL COST" of any share of any class of Common Stock shall be equal to the amount originally paid for such share when it was issued by the Corporation (as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Common Stock).

          "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "PURCHASE AGREEMENT" means the Stock Purchase Agreement dated as of January 19, 1999, by and among the Corporation and the Purchasers listed therein, as such agreement may be amended, modified or supplemented from time to time.

          "REGISTRATION AGREEMENT" means the Registration Agreement dated as of January 19, 1999, by and among the Corporation and the Investors and the Executives listed therein, as such agreement may be amended, modified or supplemented from time to time.

          "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement dated as of January 19, 1999, by and among the Corporation and the Investors and the Executives listed therein, as such agreement may be amended, modified or supplemented from time to time.

          "SUBSIDIARY" means with respect to any Person, any corporation or other entity of which the shares of stock or other interests having a majority of the general voting power in electing

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the board of directors or other governing body are, at the time as of which any determination is being made, owned by such Person either directly or indirectly through Subsidiaries.

          "UNPAID YIELD" of any share of Class C Common means an amount equal to the excess, if any, of (a) the aggregate Yield accrued on such share, over (b) the aggregate amount of Distributions made by the Corporation that constitute payment of Yield on such share.

          "UNRETURNED ORIGINAL COST" of any share of Class C Common means an amount equal to the excess, if any, of (a) the Original Cost of such share, over
(b) the aggregate amount of Distributions made by the Corporation that constitute a return of Original Cost of such share.

          "WARRANTS" means the Stock Purchase Warrants of the Corporation dated as of January 19, 1999, issued to the purchasers under the Purchase Agreement.

          "YIELD" means, with respect to each share of Class C Common for each calendar quarter, the amount accruing on such share each day during such quarter at the simple rate of 8% per annum of such share's Unreturned Original Cost. In calculating the amount of any Distribution to be made during a calendar quarter, the portion of a Class C Common share's Yield for such portion of such quarter elapsing before such Distribution is made shall be taken into account.

          ARTICLE IV: The Corporation is to have perpetual existence.

          ARTICLE V: In furtherance and not in limitation of the powers conferred by the Maryland Corporation Law, the Board of Directors of the Corporation is expressly authorized to make, alter, amend, change, add to or repeal the By-laws of the Corporation by the affirmative vote of a majority of the total number of Directors then in office.

          ARTICLE VI: Section 1. NUMBER OF DIRECTORS. The number of Directors which shall constitute the Board of Directors of the Corporation shall be fixed from time to time in the manner set forth in the By-laws of the Corporation: provided that the number of Directors shall not be less than three Directors, provided that if there are less than three stockholders, the number of Directors may be less than three but not 1ess than the number of stockholders.

          Section 2. BOARD POWERS.

          (a) Subject to Article III, Part B, Section 8 hereof, the Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized and securities convertible into shares of its stock, of any class or classes, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable.

          (b) Subject to Article III, Part B, Section 8 hereof, the Board of Directors shall have the power to classify or reclassify any unissued stock, whether now or hereafter authorized, by

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setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such stock.

          Section 3. AMENDMENTS. Subject to Article III, Part B, Section 8 hereof, the Corporation reserves the right to make, from time to time, any amendments of its charter which may now or hereafter be authorized by law, including any amendments which alter the contract rights of any class of stock as expressly set forth in the charter.

          Section 4. APPROVAL OF ACTIONS. Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a greater proportion of the votes of all classes or of any class of stock of the Corporation, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon, except as provided in Article III, Part B,
Section 8 hereof.

          Section 5. INTERESTED DIRECTORS. No contract or other transaction between this Corporation and any other corporation, partnership, individual or other entity and no act of this Corporation shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are directors, principals, partners or officers of such other entity, or any pecuniarily or otherwise interested in such contract, transaction or act; provided that (a) the existence of such relationship or such interest shall be disclosed to the Board of Directors or to a committee of the Board of Directors if the matter involves a committee decision, and the contract, transaction or act shall be authorized, approved or ratified by a majority disinterested directors on the Board or on such committee, as the case may be, even if the number of disinterested directors constitutes less than a quorum or (b) the contract, transaction or act shall be authorized, ratified or approved in any other manner permitted by the Maryland Corporation Law.

          ARTICLE VII: Section 1. To the maximum extent that limitations on the liability of directors and officers are permitted by the Maryland Corporation Law, as from time to time amended, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted. No amendment or repeal of this paragraph, or the adoption of any provision of the Corporation's charter inconsistent with this paragraph, shall apply to or affect in any respect the liability of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

          Section 2. To the maximum extent permitted by the Maryland Corporation Law, as from time to time amended, the Corporation shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and may indemnify its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or

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agent of another corporation, partnership, joint venture or other enterprise, as may be determined by the Board of Directors. The Corporation shall, also to the same extent, advance expenses to its directors, officers and other persons, if any, and may by Bylaw, resolution or agreement, make further provision for indemnification of its directors, officers, employees and agents. No amendment or repeal of this paragraph, or the adoption of any provision of the Corporation's charter inconsistent with this paragraph, shall apply to or affect in any respect the indemnification of any director or officer of the Corporation with respect to any alleged act or omission which occurred prior to such amendment, repeal or adoption.

     THIRD: These Articles of Amendment and Restatement include all provisions of the Charter of the Corporation as currently in effect.

     FOURTH: The Board of Directors of the Corporation, by unanimous written consent dated January 14, 1999, and filed with the minutes of proceedings of the Board of Directors, adopted a resolution declaring that the amendments set forth in the foregoing amendment and restatement of the Charter were advisable, approved the amendment and restatement of the Charter hereinabove set forth, and directed that it be submitted for action thereon by the stockholders of the Corporation.

     FIFTH: A unanimous consent in writing, dated January 14, 1999, setting forth approval of the amendment and restatement of the Charter of the Corporation hereinabove set forth, was signed by all of the stockholders of the Corporation entitled to vote thereon, and such consent is filed with the records of the Corporation.

     SIXTH: Section 1. The total number of shares of all classes of stock of the Corporation heretofore authorized, and the number and par value of the shares of each class were as follows:

          Five thousand (5,000) shares of capital stock, consisting of (i) three thousand (3,000) shares of Class A Common Stock, having no par value; and (ii) two thousand (2,000) shares of Class B Common Stock, having no par value.

          Section 2. The total number of shares of all classes of stock of the Corporation as increased, and the number and par value of the shares of each class, is as set forth in the Article III above.

          Section 3. The "aggregate par value of capital stock" (within the meaning of Section 1-204 of the Maryland General Corporation Law) for all shares of all classes of stock of the Corporation heretofore authorized was One Hundred Thousand Dollars ($100,000) (i.e., $20.00 times 5,000 shares of no par stock). The "aggregate par value of capital stock" for all shares of all classes of stock as amended by this amendment is Two Hundred Thirty-One Thousand Dollars ($231,000). This amendment has the effect of increasing the "aggregate par value of capital stock" for all shares of all classes of stock of the Corporation by One Hundred Thirty-One Thousand Dollars ($131,000).

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          Section 4. A description, as amended, of each class of stock which the
Corporation is authorized to issue including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, is set forth in Article III above.

                                     *****

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

          IN WITNESS WHEREOF, THE WHITE HOUSE, INC. has caused these Articles of Amendment and Restatement to be executed in its name and on its behalf by its President and attested by its Secretary on this 13th day of January, 1999.

          THE UNDERSIGNED acknowledges these Articles of Amendment and Restatement to be the act of the Corporation, and states, under the penalties for perjury, that the matters and facts set forth herein with respect to authorization and approval thereof are true in all material respects, to the best of his knowledge, information and belief.

ATTEST:                                    THE WHITE HOUSE, INC.


/s/ Patricia Darrow Smith                  /s/ Richard Sarmiento        [SEAL]
--------------------------------           -----------------------------
Patricia Darrow Smith, Secretary           Richard Sarmiento, President


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